Exhibit 4.11

SUPPLEMENTAL INDENTURE NUMBER 2 AND WAIVER

Dated as of February 16, 2000

to

INDENTURE

Dated as of November 30, 1999

between

ACE INA HOLDINGS INC.,

as Issuer

and

BANK ONE TRUST COMPANY, NA,

as Trustee

SUPPLEMENTAL INDENTURE NUMBER 2 AND WAIVER

THIS SUPPLEMENTAL INDENTURE NO. 2 AND WAIVER dated as of February 16, 2000 (this “Supplemental Indenture”) to the Indenture dated November 30, 1999 (as amended by Supplemental Indenture No. 1, dated December 6, 1999), is hereby entered into by and between ACE INA HOLDINGS INC., a Delaware corporation (the “Company”) and BANK ONE TRUST COMPANY, NA, a national banking association organized under the laws of the United States of America (the “Trustee”).

WITNESSETH:

WHEREAS, the Company and Trustee executed and delivered an Indenture, dated as of November 30, 1999 (the “Indenture”), to provide for the issuance from time to time of the Issuer’s notes, bonds, debentures or any other evidences of Indebtedness to be issued in one or more series (the “Securities”);

WHEREAS, the Indenture was amended by Supplemental Indenture No. 1, dated as of December 6, 1999 (“Supplemental Indenture No. 1”) to effectuate the issuance of an aggregate principal amount of up to $300,000,000 of the Company’s Subordinated Notes due 2009 (the “Notes”);

WHEREAS, the Notes were purchased by and remain held as of the date hereof exclusively by Westdeutsche Landesbank Girozentale (the “Holder”);

WHEREAS, pursuant to Section 104(a) of Supplemental Indenture No. 1, the Company is required to report certain information to the Trustee and the Holder within 90 days after the end of each fiscal year;

WHEREAS, the Issuer has requested, and the Trustee is prepared to agree to, extend the time allowed by Section 104(a) of Supplemental Indenture No. 1 from 90 days after the end of each fiscal year to 120 days from such date (the “Amendment”);

WHEREAS, for the quarter ending September 30, 1999, the Issuer has requested, and the Trustee is prepared to grant, a waiver of the Issuer’s reporting obligations under Section 104(b) of Supplemental Indenture No. 1 (the “Waiver”);

WHEREAS, the Holder has consented to the Amendment, to the Waiver, and to the execution of this Supplemental Indenture and Waiver as evidenced by Exhibit A to this Supplemental Indenture; and

WHEREAS, pursuant to Section 9.02 of the Indenture, the Trustee and the Company, now having the consent of the Holder, are authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Securities as follows:

1. Amendment of Section 104(a) of Supplemental Indenture No. 1. The first line of Section 104(a) of Supplemental Indenture No. 1 is hereby modified by replacing the term “90 days” with the term “120 days.”

1. Waiver of Company Covenant. For the quarter ending September 30, 1999, all obligations of the Company under Section 104(b) of Supplemental Indenture No. 1 are hereby waived.

2. Definitions. Capitalized terms used but not defined in this Supplemental Indenture shall have the meanings ascribed thereto in the Indenture.

3. Confirmation of Indenture. The Indenture, as heretofore supplemented and amended by Supplemental Indenture No. 1 and as supplemented and amended by this Supplemental Indenture, is in all respects ratified and confirmed, and the Indenture, Supplemental Indenture No. 1, this Supplemental Indenture and all indentures supplemental thereto shall be read, taken and construed as one and the same instrument.

4. Concerning the Trustee. The Trustee assumed no duties, responsibilities or liabilities by reason of this Supplemental Indenture other than as set forth in the Indenture and, in carrying out its responsibilities hereunder, shall have all of the rights, protections and immunities which it possesses under the Indenture. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

5. Governing Law. This Supplemental Indenture, the Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed in said state.

6. Separability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

7. Counterparts. This Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same document.

8. Effect of Headings. The Section headings herein are for convenience only and shall not effect as of the construction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

ACE INA HOLDINGS INC.

By:	/s/ Ed K. Ota, Jr.
Name:	Ed K. Ota, Jr.
Title:	Secretary

BANK ONE TRUST COMPANY, NA, as Trustee

By:	/s/ Sandra Caruba
Name:	Sandra Caruba
Title:	Authorized Signatory